Exhibit 99.1

Release

New York	January 3, 2013

RREEF Property Trust’s Offering Declared Effective

Public offering includes up to $2.5 billion in shares of common stock

RREEF Property Trust announced today that its registration statement pertaining to its public offering of up to $2.5 billion in shares of common stock was declared effective by the United States Securities and Exchange Commission. RREEF Property Trust intends to use the net proceeds from its offering to invest in a diversified portfolio of high quality, income-producing commercial real estate properties, primarily in the office, industrial, retail and multifamily sectors as well as stock of publicly traded REITs and other real estate companies, and debt backed by real estate.

RREEF Property Trust’s common stock will initially be priced at $12.00 per share, plus applicable selling commissions. After the close of the escrow period, shares will be valued and sold on a daily basis at net asset value, or NAV, per share, plus applicable selling commissions.

Shares sold in the offering will be made available through SC Distributors, LLC, a FINRA and SIPC member and the dealer manager to the offering. A copy of the final prospectus for the offering is available without charge upon written request addressed to RREEF Property Trust, Inc., c/o SC Distributors, LLC, 610 Newport Center Drive, Suite 350 Newport Beach, CA 92660. Phone inquiries may be directed to SC Distributors, LLC at 877-907-1148.

For further information, please call:

Deutsche Bank

Media Relations

Pholida Phengsomphone

Phone: +1 (212) 250-6853

pholida.phengsomphone@db.com

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Although RREEF

Property Trust believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. RREEF Property Trust undertakes no obligation to update any forward-looking statement contained herein to confirm the statement to actual results or changes in its expectations.